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                                                                    EXHIBIT 5




                                 Letterhead of:
                          GOLDSTEIN, AXELROD & DiGIOIA
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone: (212) 599-3322
                           Telecopier: (212) 557-0295


                                                                November 3, 1995


Digital Solutions, Inc.
4041-F Hadley Road
South Plainfield, New Jersey 07080

         Re:      Digital Solutions, Inc.
                  Registration Statement on Form S-3

Dear Sir/Madam:


          We have acted as counsel to Digital Solutions, Inc., a New Jersey corporation (the "Company"), in connection with a certain Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on November 3, 1995 (the "Registration Statement") under the Securities Act of l933, as amended (the "Act"). The Registration Statement has been filed for the purpose of registering the following securities for offer and sale under the
Act:



          7,500,000 shares of Common Stock, $.001 par value (the "Shares"), issuable to LNB Investment Corporation (the "Lenders") as collateral for the loan to the Company of up to $3,000,000 pursuant to a certain Finance Agreement (the "Pledge Agreement")


         In connection with this opinion, we have examined a copy of (i) the Company's Certificate of Incorporation as amended; (ii) Bylaws; (iii) the Pledge Agreement; and (iv) such documents and corporate records as we have deemed necessary solely for the purpose of rendering this opinion. On the basis of such examination, we are of the opinion that:


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                                                         Digital Solutions, Inc.
                                                                November 3, 1995
                                                                          Page 2


                           l.  The Company is a corporation duly organized and
validly existing and in good standing under the laws of the State of New Jersey with corporate power to conduct the business which it conducts as described in the Registration Statement.

                           2.  The Company has an authorized capitalization
consisting of 40,000,000 shares of Common Stock, $.00l par value per share, and 5,000,000 shares of Preferred Stock, $.l0 par value per share.


                           3.  All of the Shares have been duly authorized and
upon delivery and sale in accordance with the Finance Agreement, will be validly issued, fully paid for and non-assessable with no personal liability attached.


                           We hereby consent to the use of this opinion as an
exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Goldstein, Axelrod & DiGioia

                                       GOLDSTEIN, AXELROD & DiGIOIA